Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Hulus Alpay
Makovsky & Co.
(212) 508-9641
halpay@makovsky.com

MEDIA CONTACT:
Roger Villareal
Benjamin | Weber Shandwick
(415) 354-8372
rvillareal@webershandwick.com

DOCENT BOARD OF DIRECTORS AUTHORIZES REVERSE STOCK SPLIT

MOUNTAIN VIEW, Calif.—August 21, 2002—Docent, Inc. (NASDAQ: DCNT), the premier provider of business performance management solutions for Global 2000 companies, today announced that its board of directors has authorized a reverse stock split, to be effected at a ratio of between one-for-two (1:2) and one-for-five (1:5), subject to approval by the Company’s stockholders at a special stockholders’ meeting scheduled for October 15, 2002. The record date for determination of stockholders entitled to vote at the meeting is September 6, 2002. On a pre-split basis, Docent currently has approximately 42 million common shares outstanding.

“The reverse stock split will help us maintain our listing on The Nasdaq National Market, which is a top priority for Docent and our stockholders,” stated R. Andrew Eckert, president and chief executive officer. “Given our current stock price and after reviewing several options, we believe that our current capital structure and our excellent business prospects justify a reverse stock split at this time.”

“With our strong cash position of $50.5 million as of June 30, 2002, or approximately $1.18 per share on a pre-split basis, along with our ongoing stock repurchase program, the recent release of the Docent Enterprise 6.0 application suite, and our continued focus on execution and customer satisfaction, we feel strongly that this stock split gives us an excellent opportunity to continue our turnaround and to bring our stock price into a trading range that is attractive to institutional investors,” added Eckert.

Docent received a Nasdaq deficiency notice on August 16, 2002, indicating that the Company had 90 calendar days from that date in which to regain compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq National Market as set forth in Nasdaq Marketplace Rule 4450(e)(2).

Additional Information

Docent will file a preliminary proxy statement with the Securities and Exchange Commission regarding the reverse stock split proposal shortly, and it intends to mail a definitive proxy statement to its stockholders regarding the proposal. Docent stockholders are urged to read the definitive proxy statement when it becomes available because it will contain important information about Docent and the reverse stock split proposal. The proxy statement and other relevant materials (when they become available), as well as any other documents filed by Docent with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Docent from Docent’s web site at www.docent.com/investors.

About Docent, Inc.

Docent Inc. (NASDAQ: DCNT) offers the most complete solutions suite of business performance management applications that accelerate time-to-market, increase employee productivity and improve top- and bottom-line business results for enterprises around the world. Among its blue chip customers who recognize the strategic link between employee knowledge and meeting business objectives are Cingular Wireless, Harley-Davidson, Wachovia Corporation and United Airlines. Docent’s customer list features 334 companies, including more than 60 of the Fortune Global 500.

Only Docent offers the most robust, high-performance solutions suite designed to address the specific business challenges of multiple markets, including life science, energy, telecommunications, financial services, retail and manufacturing industries. Docent has the broadest and deepest relationships with the world’s most prominent consulting and systems integrators, including PricewaterhouseCoopers, Cap Gemini Ernst & Young and Deloitte Consulting. Docent is headquartered in Mountain View, Calif., with other offices throughout the U.S., Europe and Asia-Pacific. For more information visit www.docent.com.

This press release may contain forward-looking statements, including statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not historical facts or guarantees of future performance or events. They are based on current expectations, estimates, beliefs, assumptions and goals and objectives, and are subject to uncertainties that are difficult to predict. Often such statements can be identified by their use of words such as “will”, “intends”, “expects”, “plans”, “believes”, “anticipates” and “estimates”. All forward-looking statements included in this release are based upon information known to the parties as of the date of this release, and none of the parties assumes any obligation to update any such forward-looking statements. These statements are not guarantees of future results or events and involve known and unknown risks, uncertainties and other factors that may cause actual results or events to be materially different from the results or events expressed or implied by these statements. Such risks, uncertainties, and other factors, include, among others, the risk that the Company’s stock may be delisted from The Nasdaq National Market; the Company’s ability to generate sufficient revenues from its products and services to achieve profitability; general market and economic conditions; unexpected delays in preparing, filing and mailing definitive proxy materials for the reverse split; and unexpected changes in the listing requirements of The Nasdaq National Market. Please refer to the discussion of risk factors and other factors included in Docent’s Report on Form 10-K for the year ended December 31, 2001, Form 10-Q for the quarter ended June 30, 2002, and other filings made with the Securities and Exchange Commission.

Docent is a trademark and/or registered trademark of Docent, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

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